SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported): June 10, 1997

    USAA Real Estate Income Investments I Limited Partnership
      (Exact name of registrant as specified in its charter)

     California                  0-13227          74-2325025
(State or other jurisdiction  (Commission    (I.R.S. Employer
 of incorporation)             File Number)   Identification No.)

8000 Robert F. McDermott Fwy., IH 10 West, Suite 600,
San Antonio, Texas                              78230-3884
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code:(210) 498-7391

                               N/A
  (Former name or former address, if changed since last report)


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Item 5. Other Events.


         On June 10, 1997, American Industrial Properties REIT [NYSE:IND] (the "Trust") announced that an agreement had been signed contemplating the merger of four real estate limited partnerships into the Trust. The four real estate limited partnerships are USAA Real Estate Income Investments I Limited Partnership, USAA Real Estate Income Investments II Limited Partnership, USAA Income Properties III Limited Partnership, and USAA Income Properties IV Limited Partnership (collectively, the "RELPs"). Each of the RELPs is affiliated with USAA Real Estate Company ("USAA REALCO"), which currently owns 31.8% of the outstanding shares of the Trust. Among other things, the agreement is subject to negotiation of the financial terms of the merger including the respective exchange ratios for each of the RELPs, obtaining fairness opinions with respect to the transactions, completion of definitive merger agreements, approval by the Board of Directors of each of the general partners of the RELPs and the Board of Trust Managers of the Trust, approval by the partners of the RELPs and the shareholders of the Trust, and completion of satisfactory due diligence. Accordingly, there can be no assurance that definitive merger agreements will be reached or that the mergers will be ultimately consummated.
         The merger will be subject to the completion of a joint proxy statement/prospectus filed on Form S-4 with the Securities and Exchange Commission. If the merger moves forward, the Trust anticipates that shareholder and limited partner meetings will be held in the fourth quarter of 1997 to vote on the merger agreement.
         The RELPs own a total of eleven properties with an aggregate of 1,601,000 square feet, comprised of office properties (34%), office/R&D properties (28%), industrial properties (20%) and retail properties (18%). Net book value of real estate held by the RELPs at March 31, 1997 was approximately $105 million. USAA REALCO owns approximately 9.9% of the limited partner units of the RELPs, which have a total of approximately 18,700 limited partners.

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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


USAA REAL ESTATE INCOME INVESTMENTS I
LIMITED PARTNERSHIP (Registrant)

BY:  USAA INVESTORS I, INC.,
     General Partner




June 13, 1997   BY:/s/Martha J. Barrow
                      Martha J. Barrow
                      Vice President -
                      Administration and
                      Finance/Treasurer

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